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                                                                    EXHIBIT 10.5


               EMPLOYMENT, CONSULTING AND RETIREMENT AGREEMENT

      THIS EMPLOYMENT, CONSULTING, AND RETIREMENT AGREEMENT ("Agreement") is made by and between RANDALL'S FOOD MARKETS, INC., a Texas corporation ("Randall's") and Robert R. Onstead, of Harris County, Texas ("Onstead").

                              W I T N E S S E T H:

      WHEREAS, Onstead has served and continues to serve as Chairman of the Board of Directors of Randall's (the "Board") and has been and continues to be employed by Randall's as an officer; and

      WHEREAS, Onstead, at various times, has been an employee, officer, and director of certain of Randall's affiliated and subsidiary companies, and/or their predecessors or successors in interest (collectively, with Randall's, the "Randall's Entities" or, individually, a "Randall's Entity"); and

      WHEREAS, Onstead, by reason of his experience with Randall's and as a businessman is uniquely suited to act as Chairman of the Board and as an officer of Randall's; and

      WHEREAS, Onstead possesses considerable experience and knowledge of the business and affairs of Randall's, its objectives, policies, methods, personnel, and operations; and

      WHEREAS, Randall's recognizes that Onstead's past contributions to Randall's have been substantial and meritorious and that Onstead's standing and reputation within the business community, locally and nationally, are of great value to Randall's; and

      WHEREAS, Randall's anticipates a reorganization and transition among its executive officers and desires to retain Onstead in the employ of Randall's for such time as is necessary to assure that Randall's is prepared for this reorganization and transition and desires to secure the consulting services of Onstead for a period after the transition so that Onstead's experience and knowledge will continue to be available to Randall's; and

      WHEREAS, Randall's and Onstead desire to continue such employment relationship and to establish such consulting relationship on the terms and conditions, and for the consideration, hereinafter set forth for the period provided herein;
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      NOW, THEREFORE, for and in consideration of the compensation, benefits, and perquisites to be paid to Onstead under this Agreement and the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, Randall's and Onstead agree as follows:

ARTICLE 1: EMPLOYMENT, CONSULTING ENGAGEMENT, DUTIES, AND COMPENSATION

      1.1 Employment and Consulting Engagement. Randall's agrees to continue to employ Onstead and to engage Onstead as a consultant and Onstead agrees to continue to be employed by Randall's and to act as a consultant in accordance with and subject to the terms and conditions of this Agreement.

      1.2 Service. During the term of this Agreement, Onstead and Randall's agree as follows:

            (i) Commencing on the effective date of this Agreement (the "Effective Date"), and continuing until July 1, 1998, or for such longer time as Onstead and the Board may establish (the "Initial Period"), Randall's shall (a) employ Onstead as an officer of Randall's and (b) for the full term of the Initial Period, cause Onstead to be nominated for election as a director of Randall's and as Chairman of the Board and use its best efforts to secure such election. Upon expiration of the Initial Period, Onstead shall retire, whereupon his common law employee relationship with Randall's shall cease.

            (ii) Commencing upon the expiration of the Initial Period and continuing thereafter until the date as of which ten percent (10%) of the common stock of Randall's (or any entity interest in a successor to Randall's as a result of a transaction involving a merger, reorganization, recapitalization, or the like) (hereinafter "Stock") is tradable on a national stock exchange, Randall's shall engage Onstead in the position of consultant. Hereinafter such period of time shall be referred to as the "Consulting Period."

            (iii) Commencing upon the expiration of the Initial Period and until Onstead's ownership of Stock falls below ten percent (10%) of the outstanding Stock, Randall's shall cause Onstead to be nominated as a director of Randall's and use its best efforts to secure such election.


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      1.3 Duties and Extent of Services.

            (i) While Onstead serves as an officer during the Initial Period, he will not engage in any other business or professional activity without regard to whether that business or professional activity is pursued for gain, profit, or any other monetary advantage; however, this should not be construed as preventing Onstead from making passive investments in enterprises that do not require services on his part in the operation or the affairs of such enterprise. During the Initial Period, Onstead will devote his full time, attention, and energies to the operation of Randall's. The specific duties of Onstead during the Initial Period shall be as determined by the Chief Executive Officer in consultation with the Board in their sole discretion.

            (ii) While Onstead serves as consultant during the Consulting Period, he will devote time, attention, and energy as needed and as reasonable in light of the circumstances to assist Randall's senior executives and the Board with the understanding that he will not be involved actively in the management of Randall's. As consultant, Onstead may assist in ongoing projects and in development of an appropriate agenda for the operation of Randall's, provide trouble shooting, render constructive advice, and monitor strategic and fiscal matters of Randall's. Onstead's duties as consultant will also be to facilitate as much as possible the communication between management of Randall's and the Board but will in no way preempt sound communication between those parties. The specific duties of Onstead during the Consulting Period shall be as determined by the Chief Executive Officer in consultation with the Board in their sole discretion. At all times during the Consulting Period, Onstead shall be an independent contractor with Randall's.

            (iii) Notwithstanding the foregoing Sections 1.3(i) and 1.3(ii), during the Initial Period and the Consulting Period, Onstead shall not be expected to be available during reasonable vacation periods during each year, during any period of illness or other incapacity, and during any reasonable times allotted to personal affairs or professional activities.

      1.4 Compensation. During the term of this Agreement, Onstead shall receive the following minimum annual compensation:

            (i) During the Initial Period, Randall's shall pay to Onstead a monthly salary of $41,667 and Randall's shall furnish to Onstead benefits and perquisites as in effect on the day immediately preceding the Effective Date; provided, however, that in the event of any change or modification of any employee pension plan, employee welfare plan, or program sponsored or maintained by the Randall's Entities on or after the Effective Date, including changes, if any, that may result in a


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      reduction or termination of benefits, Onstead and any beneficiaries claiming through him in such plan or plans will be subject to such changes and modifications on the same terms and conditions as all other participants or beneficiaries similarly situated.

            (ii) During the Consulting Period and up to the last day of the calendar month in which the Consulting Period ends, Randall's shall pay Onstead a monthly consulting fee of $16,667, payable in accordance with Randall's normal payroll practices respecting executives. Randall's agrees that any outside director fees and/or any other consulting fees which Onstead receives from any source during the Consulting Period may be retained by Onstead and shall not operate to reduce the amounts payable by Randall's to Onstead as provided herein.

            (iii) Nothing in this Agreement shall limit the Board, in its sole discretion, from increasing in any year Onstead's compensation from that minimum compensation which is established herein.

      1.5 Location and Conditions of Employment and Consulting Engagement. The Chief Executive Officer shall determine Onstead's principal place of business in consultation with the Board in their sole discretion.

      1.6 Working Facilities. Randall's shall furnish to Onstead a private office, at a location or locations to be determined by the Chief Executive Officer in consultation with the Board in their sole discretion, together with appropriate office furniture and equipment for as long as Onstead shall live. Further, except as otherwise provided pursuant to Section 4.2, Randall's shall furnish to Onstead for as long as he shall live (i) a personal secretary devoted on a full time basis exclusively to Onstead's use and (ii) unlimited use of a WATS Line or comparable worldwide long distance service. Notwithstanding anything in the foregoing to the contrary, the total value of all facilities and services provided to Onstead pursuant to this Section 1.6 shall not exceed $100,000 per annum.

      1.7 Chairman Emeritus. Commencing upon the expiration of the Initial Period and continuing thereafter for as long as Onstead shall live, Randall's shall cause Onstead to be nominated for the honorary title of Chairman Emeritus of the Board and shall use its best efforts to secure such election. Notwithstanding the foregoing, Onstead may, at his option, decline or refuse such title, or resign from such position, at any time without loss of any other benefit pursuant to this Agreement.

ARTICLE 2: PERQUISITES, BENEFITS, INSURANCE, AND INDEMNITIES

      2.1 Perquisites. Commencing on the effective date of this Agreement and continuing through the earlier of (a) the date as of which Onstead owns less than three percent (3%) of the outstanding common stock of Randall's (or, if applicable, three percent (3%) of the outstanding equity interest in a successor to Randall's as a result of a transaction including a merger,


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reorganization, recapitalization, or the like) (such date hereinafter referred to as the "Liquidation Date") or (b) the date which is thirty (30) days after the effective date of a "Corporate Change" (as defined in Section 3.4), Randall's shall provide to Onstead the benefits and perquisites set forth in this Article 2.1 subject to the approval of the Chief Executive Officer in his sole discretion.

            (i) Business and Entertainment Expenses - Randall's shall reimburse Onstead for, or pay on behalf of Onstead, reasonable and appropriate expenses incurred by Onstead for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development in accordance with business and entertainment expense policies and procedures adopted by Randall's from time to time for its top executives; provided, however, that in no event shall Randall's reimburse Onstead for political contributions.

            (ii) Conventions and Conferences - Randall's shall reimburse Onstead for, or pay on behalf of Onstead, reasonable and appropriate expenses incurred by Onstead in traveling to and attending up to two (2) business conventions or conferences for the grocery industry or any related business including costs incurred in connection with Onstead's spouse accompanying him on such trips. Such reimbursable expenses shall include, but not be limited to, reasonable and appropriate expenses incurred for first class travel and the cost of meals and entertainment.

      2.2 Other Randall's Benefits. During the Initial Period, Onstead and, to the extent applicable, Onstead's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Randall's executives. Such benefits, plans, and programs may include, without limitation, any profit sharing plan, employee stock ownership plan, thrift plan, pension plan, health insurance or health care plan, disability insurance, and the like. Randall's shall not, however, by reason of this Section 2.2 be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executives generally. Notwithstanding the foregoing, nothing in this Section 2.2 shall be deemed to create any rights or benefits for Onstead which would not otherwise be provided by the terms of any such benefit plan or program respecting Onstead's applicable status as an executive employee, consultant, or retiree.

      2.3 Lifetime Medical/Dental Insurance. Randall's shall furnish to Onstead for life and to Onstead's Spouse for life, at no cost to Onstead or Onstead's Spouse, medical and dental insurance on the same terms and conditions as it is offered to officers of Randall's who are currently employed. For purposes of this Section 2.3, the term "Spouse" shall mean the spouse to whom Onstead is married at the time of coverage and, for purposes of providing coverage to Onstead's spouse after his death, the spouse of Onstead on the date of his death.


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      2.4 Lifetime Life Insurance. Notwithstanding any other provision in this
Agreement to the contrary, for as long as Onstead shall live and regardless of Onstead's status as an employee, consultant, or retiree, Randall's shall continue to provide life insurance in the same amounts and under the same terms as is offered to officers of Randall's who are currently employed. Any other special policies (not available to Randall's executives generally) insuring the life of Onstead as in effect on the day immediately preceding the Effective Date shall no longer be the obligation of Randall's from and after the Effective Date.

      2.5 Liability Insurance. Randall's agrees to maintain on behalf of Onstead, on a basis no less favorable than as provided by Randall's on behalf of Onstead on the day prior to the Effective Date, all insurance coverages respecting any liability or potential liability which Onstead may incur in the scope of his employment, in the scope of his consulting engagement, in his status as a fiduciary, or as an officer or director of any Randall's Entity. Such coverages shall be maintained during Onstead's active employment and during his consulting engagement hereunder and at least for such "trailing" periods as are provided by such coverages on the day prior to the Effective Date.

      2.6 Indemnities. Randall's agrees to maintain on behalf of Onstead, on a basis no less favorable than as provided by Randall's on behalf of Onstead on the day prior to the Effective Date, all contractual provisions (whether embodied in articles of incorporation, bylaws, board resolutions, agreements, or otherwise) which in any way limit the liability of, or provide advances or protections to, or indemnify Onstead respecting his employment, his consulting relationship, his status as a fiduciary, or his position as an officer or director of any Randall's Entity.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND CONSULTING ENGAGEMENT

      3.1 Termination by Randall's. Notwithstanding the provisions of Article 1, Randall's shall have the right to terminate Onstead's employment pursuant to
Section 1.2(i) or his consulting engagement pursuant to Section 1.2(ii) at any time for any of the following reasons:

            (i) upon Onstead's death;

            (ii) upon Onstead's becoming incapacitated by accident, sickness, or any other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period;

            (iii) for cause, which for purposes of this Agreement shall mean Onstead's gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement, or Onstead's indictment for a felony or final conviction of a misdemeanor involving moral turpitude;


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            (iv) for Onstead's material breach of any material provision of this
      Agreement which, if correctable, remains uncorrected for thirty (30) days following written notice to Onstead by Randall's of such breach;

            (v) in connection with the insolvency, liquidation, or the occurrence of any other event resulting in the discontinuance of the existence of Randall's (without a successor thereto); or

            (vi) for any reason other than as specified above.

      3.2 Termination by Onstead. Notwithstanding the provisions of Article 1, Onstead shall have the right to terminate his employment pursuant to Section 1.2(i) or his consulting engagement pursuant to Section 1.2(ii) at any time for any of the following reasons:

            (i) a material breach by Randall's of any material provision of this Agreement which, if correctable, remains uncorrected for thirty (30) days following written notice of such breach by Onstead to Randall's; or

            (ii) for any reason other than as specified in Section 3.2(i) above.

      3.3 Notice. If Randall's or Onstead desire to terminate Onstead's employment or consulting engagement hereunder at any time prior to expiration of the term of employment as provided in Section 1.2(i) or the expiration of the consulting engagement as provided in Section 1.2(ii), it or he shall do so by giving written notice to the other party that it or he has elected to terminate Onstead's employment and/or consulting engagement hereunder, as applicable, and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. Randall's expressly agrees that any such termination of the employment and/or consulting engagement shall not extinguish Randall's obligations pursuant to Section 1.2(i)(b) or Section 1.2(iii).

      3.4 Change of Control. Notwithstanding any other provision of this Agreement to the contrary, in the event that (a) Randall's sells, leases, or exchanges all or substantially all of its assets to another person or entity (other than Kohlberg Kravis Roberts & Co. or an entity which controls or is controlled by, or is under common control with Kohlberg Kravis Roberts & Co.) or
(b) any person or entity (other than Kohlberg Kravis Roberts & Co. or an entity which controls or is controlled by, or is under common control with Kohlberg Kravis Roberts & Co.), including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including without limitation, power to vote) of more than fifty percent (50%) of the outstanding shares of Randall's voting stock (based on voting power), or as a result of or in connection with a contested election of directors of Randall's, the persons who were directors of Randall's before such election shall cease to constitute a majority


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of the Board (each such event is referred to herein as a "Corporate Change"), then upon the expiration of thirty (30) days after the effective date of such Corporate Change, Onstead's employment pursuant to Section 1.2(i) and/or his consulting engagement pursuant to Section 1.2(ii) shall terminate.

ARTICLE 4: EFFECT OF TERMINATION AND RETIREMENT

      4.1 Survival of Certain Benefits. If Onstead's employment and/or consulting engagement hereunder shall terminate for any reason whatsoever, Onstead's rights and Randall's obligations pursuant to Section 1.2(i)(b),
Section 1.2(iii), Section 1.6, Section 1.7, Section 2.1, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 4.2, Section 4.3, Section 4.4, and any other Section which by its terms or context so provides shall survive such termination. Further, unless otherwise expressly provided herein, upon termination of Onstead's employment and/or consulting engagement hereunder, Onstead shall be entitled to such benefits as governed by the terms of the relevant benefit plans and programs of Randall's.

      4.2    Compensation and Benefits After Termination.

            (i) If Onstead's employment and/or consulting engagement pursuant to
      Section 1.2(i) and or Section 1.2(ii), respectively, is terminated prior to the expiration of the term provided in such sections by Randall's pursuant to Section 3.1(i), Section 3.1(ii), Section 3.1(iii), Section 3.1(iv) or Section 3.1(v), or by Onstead pursuant to Section 3.2(ii), or by operation of Section 3.4, compensation provided pursuant to Section 1.4(i) and/or Section 1.4(ii), as applicable, shall terminate contemporaneously with the termination of Onstead's employment and/or consulting engagement.

            (ii) If Onstead's employment pursuant to Section 1.2(i) is terminated prior to the expiration of the term provided in such section by Randall's pursuant to Section 3.1(vi) or by Onstead pursuant to Section 3.2(i), Randall's shall pay, within 30 days of the effective date of such termination, to Onstead the aggregate amount Onstead would have received for the remainder of the Initial Period pursuant to Section 1.4(i) and an amount equal to the economic value of the benefits provided pursuant to
      Section 2.2 which Onstead would have received had such termination not occurred.

            (iii) If Onstead's consulting engagement pursuant to Section 1.2(ii) is terminated prior to the expiration of the term provided in such section by Randall's pursuant to Section 3.1(vi) or by Onstead pursuant to Section 3.2(i), Randall's shall continue to pay all amounts due to Onstead pursuant to Section 1.4(ii) in the same


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      amounts and at the same times as provided thereunder throughout the entire
      Consulting Period as though Onstead had remained a consultant.

      4.3 No Duty to Mitigate Losses. Onstead shall have no duty to find new employment following the termination of his employment and/or consulting engagement. Any salary or remuneration received by Onstead from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following Onstead's termination of his employment or consulting engagement hereunder shall not reduce Randall's obligation to make any payments or provide any benefits under this Agreement.

      4.4 Retirement Payments. In recognition of Onstead's past service and contributions to Randall's, Randall's shall pay to Onstead on the first day of each calendar month, beginning as of the earlier of (a) the first day of the calendar month coinciding with the expiration of the Initial Period, or (b) the first day of the calendar month next following the expiration of the Initial Period, a monthly retirement payment of $8,333. Such payments shall continue to Onstead through the earlier of (i) the last day of the calendar month which contains the Liquidation Date or (ii) the date which is thirty (30) days after the effective date of a Corporate Change.

ARTICLE 5: CONFIDENTIAL INFORMATION

      5.1 Proprietary and Confidential Information. In accordance with Onstead's existing and continuing obligations, Onstead agrees and acknowledges that the various Randall's Entities have developed and own valuable "Proprietary and Confidential Information" which constitutes valuable and unique property including, without limitation, concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to the past, present, or anticipated business of various of the Randall's Entities, including, but not limited to, costs, prices, uses, applications of products and services, results of investigations or experiments, and all apparatus, products, processes, compositions, samples, formulas, computer programs, pricing policy, financial information, policy and/or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of Randall's Entities' contracts with suppliers, employees, and customers, the Randall's Entities' business philosophy, and servicing, retailing, or marketing methods and techniques at any time used, developed, or investigated by any Randall's Entity which are not generally available to the public or which are maintained as confidential by any Randall's Entity. Moreover, Onstead agrees and acknowledges that the term Proprietary and Confidential Information of the Randall's Entities includes, without limitation, all analyses, correspondence, data or information, memoranda, notes, records, or other documents, including charts or drawings, and all copies thereof, which are in Onstead's possession, custody, or control and which are related in any manner to the past, present, or anticipated business of any of the Randall's Entities. Except as may be required by law, Onstead agrees that he will not at any time, either during or subsequent to the term of this Agreement, disclose to others, permit to be disclosed, use, permit to be used, copy, or permit to be copied, except in pursuance of his services on behalf of any Randall's Entity, any


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such Proprietary and Confidential Information (whether or not developed by
Onstead) without Randall's prior written consent. Except as may be required by law, Onstead further agrees to maintain in confidence any proprietary and confidential information of third parties received or of which Onstead has knowledge as a result of his employment, consulting engagement, association, or work with any Randall's Entity. Onstead agrees that in the event of an actual breach by Onstead of the provisions of this Section, Randall's shall be entitled to inform all potential or new employers of this Agreement. The prohibitions of this Section 5.1 shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).

      5.2 Documents. Onstead agrees to leave in his office or deliver to Randall's following the relationship covered by this Agreement correspondence, memoranda, notes, records, drawings, sketches, plans, supplier lists, employee lists, customer lists, product compositions, data or information, analyses, or other documents and all copies thereof (all of which are hereafter referred to as the "Documents") which are in his possession, custody, or control and which are related in any manner to the past, present, or anticipated business of any of the Randall's Entities. In this regard, Onstead hereby grants and conveys to Randall's all right, title, and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings, data, information, or other documents, and writings, and copies, abstracts or summaries thereof, which may have been prepared by Onstead or under his direction or which may have come into Onstead's possession in any way during the term of his employment and/or consulting engagement with any of the Randall's Entities which relate in any manner to past, present, or anticipated business of any of the Randall's Entities.

      5.3 Covenants Regarding Other Employees. During the term of this Agreement, Onstead agrees not to solicit or induce any employee of any Randall's Entity to terminate their employment, accept employment with anyone else, or to interfere in a similar manner with the business of any Randall's Entity.

ARTICLE 6: NON-COMPETITION

      Onstead and Randall's agree and acknowledge that Onstead has contemporaneously herewith, agreed to a Covenant not to Compete with Randall's as set forth in Section 6.02 of the Voting, Repurchase, and Shareholders Agreement dated as of April 2, 1997 among a Randall's Entity, an affiliate of Kohlberg Kravis Roberts & Co., and certain shareholders of Randall's.

ARTICLE 7: MISCELLANEOUS

      7.1 Effective Date. The Effective Date of this Agreement shall be the "closing date" of the "transactions" which are the subject of the Subscription Agreement dated as of April 2, 1997 among a Randall's Entity, an affiliate of Kohlberg Kravis Roberts & Co., and Robert R. Onstead.


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      7.2 Notices. Any notices required or permitted to be given under this
Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to Randall's to:      Randall's Food Markets, Inc.
                               3663 Briarpark
                               Houston, Texas 77042
                               Attention: Chief Executive Officer

                               and

                               Kohlberg Kravis Roberts & Co.
                               c/o Mr. David Sorkin
                               Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               New York, New York 10017-3954

      If to Onstead to:        Robert R. Onstead
                               3663 Briarpark
                               Houston, Texas 77042

      7.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

      7.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

      7.5 Severability. If, as a result of arbitration proceedings pursuant to
Section 7.13 or as the result of the determination of a court of competent jurisdiction, it is determined that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

      7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.


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      7.7 Withholding of Taxes. Randall's may withhold from any compensation, perquisites, or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

      7.8 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

      7.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

      7.10 Affiliate; Affiliated Company. Unless the context otherwise provides, as used in this Agreement, the term "affiliate" or "affiliated company" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Randall's.

      7.11 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

      7.12 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment and consulting engagement of Onstead by Randall's. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment and consulting engagement of Onstead by Randall's, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

      7.13 Enforcement and Remedies. The terms of this Agreement have been carefully considered and agreed upon by Randall's and Onstead and represent the sole obligations of Randall's and Onstead with respect to Onstead's employment and consulting engagement with Randall's. If a dispute arises out of or related to this Agreement and the dispute cannot be settled through direct discussions, Randall's and Onstead agree that they shall first endeavor to settle the dispute in an amicable fashion, including the use of a mediator. If such efforts fail to resolve the dispute, then any and all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any of its provisions, or the relationship between the parties created by this Agreement, whether sounding in contract, tort, or otherwise, whether provided by statute or the common law, for damages or any other relief (all of which are referred to herein as "Claims"), shall be resolved by binding arbitration pursuant to the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be


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

conducted in Houston, Texas. The enforcement of this agreement to arbitrate, the validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this agreement to arbitrate shall be governed by and construed pursuant to the Commercial Arbitration Rules then in effect with the American Arbitration Association. In deciding the substance of the parties' Claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law). Only actual damages may be awarded. It is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages of any type under any circumstances regardless of whether such damages may be available under the applicable law. Any and all of the arbitrators' orders and decisions may be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court having jurisdiction. Any costs of attorney fees, arbitration, mediation, or litigation which are incurred as a result of a Claim shall be paid by the party who incurs the costs.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, this 1st day of April, 1997.


                                           RANDALL'S FOOD MARKETS, INC.


                                           By: /s/ R. Randall Onstead
                                              --------------------------------
                                              Name:  R. Randall Onstead
                                              Title: President and CEO


                                           Robert R. Onstead

                                           /s/ Robert R. Onstead
                                           --------------------------------


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